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                                  Subsidiaries
                                  ------------

Subsidiary and Name                                     Jurisdiction In
Under Which It Does Business                            Which Organized
----------------------------                            ---------------

Whirlpool Europe B.V.                                    The Netherlands

Whirlpool Properties, Inc.                               Michigan

Whirlpool Patents Company                                Michigan

Brasmotor S.A.                                           Brazil

Multibras S.A. Eletrodomesticos                          Brazil



The names of the Company's other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary as of December 31, 2001.